Exhibit 8.2

March 19, 2015

Canadian Imperial Bank of Commerce

Commerce Court

Toronto, Ontario

M5L 1A2

RE:	Canadian Imperial Bank of Commerce

Issue of Autocallable Equity Linked Notes due March 17, 2017

Ladies and Gentlemen:

We have acted as Canadian special counsel to Canadian Imperial Bank of Canada (the “Bank”) in connection with the issuance of US$2,800,000 aggregate principal amount of Autocallable Equity Linked Notes due March 17, 2017 Linked to Twitter Inc. (the “Notes”) by the Bank, as described in the Bank’s Pricing Supplement dated March 12, 2015 (the “Pricing Supplement”) to the Prospectus Supplement dated September 25, 2012 and the Prospectus dated May 4, 2012 contained in the Registration Statement on Form F-3, File No. 333-180771 (the “Registration Statement”). Subject to the qualifications, assumptions, limitations and understandings set out therein, the statements as to matters of the federal laws of Canada set forth under the heading “Certain Canadian Income Tax Consequences” in the Pricing Supplement are an accurate summary, in all material respects, as at the date hereof, of the principal Canadian federal income tax considerations under the Income Tax Act (Canada) generally applicable to holders of Notes described therein.

We hereby consent to the filing of this opinion as an exhibit to a Form 6-K of the Bank filed with the Securities and Exchange Commission and thereby incorporated by reference into the Bank’s Registration Statement. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Blake, Cassels & Graydon LLP